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                                                                    Exhibit 99.1

WAKE FOREST BANCSHARES, INC.
302 S. BROOKS STREET
WAKE FOREST, NORTH CAROLINA 27587
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FOR IMMEDIATE RELEASE                            CONTACT: ROBERT C. WHITE, CEO
APRIL 19, 2005                                            (919)-556-5146


                          WAKE FOREST BANCSHARES, INC.
                        ANNOUNCES SECOND QUARTER RESULTS

Wake Forest, North Carolina. Wake Forest Bancshares, Inc., (OTC Electronic Bulletin Board: WAKE) parent company of Wake Forest Federal Savings and Loan Association, announced today that the Company reported earnings of $342,804 or $0.29 per share for the quarter ended March 31, 2005, compared to earnings of $250,066 or $0.22 per share for the same quarter a year earlier. Earnings for the first six month's of the Company's fiscal year were reported at $691,641 or $0.60 per share versus $503,989 or $0.43 per share for the same six month period a year earlier.

In announcing the earnings, Robert C. White, President and Chief Executive Officer, pointed out that the second quarter earnings exceeded the Company's expectations. He stated that the primary reason for the earnings improvement was that the Company's interest rate margins have expanded as the Federal Reserve raised rates, which previously had been maintained at historic low rates. The Company's net interest margin was 3.81% during the current quarter compared to a margin of 3.29% for the same quarter a year earlier. Lending in general remains favorable, however the Company's construction lending activity slowed during the second quarter, and contributed to a decline in total loans outstanding during the quarter. Deposits increased during the current quarter by an annual rate of almost 25%.

The Company had previously announced a quarterly dividend of $0.15 per share for shareholders of record as of March 31, 2005, payable on April 11, 2005. The current dividend represents the 36th consecutive quarterly dividend paid by the Company.

Wake Forest Bancshares Inc.'s return on average assets was 1.45% for the current quarter and its efficiency ratio was 36.86% for the quarter. Total assets of the Company amounted to $95.7 million at March 31, 2005. Total net loans receivable and deposits outstanding at March 31, 2005 amounted to $71.5 million and $77.4 million, respectively.

Wake Forest Bancshares, Inc. has 1,155,967 shares of common stock outstanding. Based in Wake Forest, North Carolina since 1922, the Company conducts business as Wake Forest Federal from its office in Wake Forest, (Wake County), North Carolina.